FOR IMMEDIATE RELEASE March 13, 2009	FOR INFORMATION CONTACT: Ronald DeVane 334-340-4300 Krista Conlin 205-251-2225

ServisFirst Bancshares, Inc. Completes Sale of Stock in Dothan

Dothan, AL – ServisFirst Banchshares, Inc. announced today that a private stock offering was completed on February 28 at $25 per share, raising $10 million in capital all from Dothan area investors.

“The confidence our local investors have demonstrated is truly gratifying,” says Ronald DeVane, ServisFirst Dothan President and CEO. “With the local capital of $10 million, the business community is really behind the bank and is responsible for its tremendous growth in Dothan – expected to reach $100 million in the coming months.”

ServisFirst Bank targets the corporate and professional consumer banking market with a different kind of strategy.  ServisFirst is a client-owned bank, which means Dothan investors are business owners and leaders who not only have ownership in the bank, but who are also committed to doing business with the bank and bringing business to the bank.  And ServisFirst is an urban bank, offering a higher level of service than big banks can give and more sophisticated services than community banks can provide.

The Dothan leadership team is comprised of some of the most experienced and qualified bankers in the region.  In addition to Ronald DeVane, Harrison Morris serves as the Executive Vice President and Sr. Lending Officer for ServisFirst Bank Dothan, Jerry Adams as Sr. Vice President of Commercial Lending, Barry DeVane and Todd Dawson as Vice-Presidents of Commercial Lending. Other distinguished leaders include Mitzi Gulledge as Vice-President of Private Banking and Martin Price as Assistant Vice-President of Private Banking.

ABOUT SERVISFIRST:
ServisFirst is a full service bank focused on commercial banking, cash management, private banking and the professional consumer market, emphasizing competitive products, state of the art technology and a focus on quality service.  Recently the bank announced its benchmark of success of accumulating over $1.2 billion in assets with no brokered deposits. The bank offers sophisticated cash management products, internet banking, home mortgage lending, remote deposit express service and highly competitive rates.

ServisFirst Bank was formed in Birmingham in May 2005, opened ServisFirst Bank Huntsville in August 2006, ServisFirst Bank Montgomery in June 2007, and ServisFirst Bank Dothan in September 2008.  More information about ServisFirst Bank may be obtained over the internet at www.servisfirstbank.com